Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement is entered into between SailPoint Technologies, Inc., a Delaware corporation, together with its parent and affiliated companies (collectively referred to herein as “Company”) and Howard Greenfield (“Employee”). In consideration of the mutual promises set forth below, Company and Employee agree as follows:

1.End of Employment. Employee’s employment as Chief Revenue Officer will end effective July 31, 2019 (“Separation Date”). The period from the Effective Date of this Agreement through the Separartion Date is referred to herein as the “Transition Period.” During the Transition Period, Employee will serve as Chief Revenue Officer and will continue to receive Employee’s base salary (at the current rate of $350,000 annualized, or $29,166.67 per month) and be eligible to participate in the 2019 SailPoint Commission Plan currently in effect. On the Separation Date, Employee will be deemed to have resigned as an officer of the Company. Employee’s coverage under the Company’s directors’ and officers’ liability insurance coverage, as well as the provisions of the Company’s bylaws, as amended, which provide for indemnification of Company officers to the fullest extent permitted by law, which be the same during the Transition Period as they were prior to signing this Separation Agreement. Employee’s employment at all times remains at-will, and Employee is expected to perform Employee’s duties through the date on which Employee’s employment ends.

2.Separation. In addition to the compensation provided in Section 1 above, provided Employee: (i) is not terminated by Company for Cause (as defined herein) or voluntraily resigns his employment prior to the Separation Date; (ii) signs and returns this Agreement within the period set forth in Section 19; and (iii) does not revoke this Employee’s acceptance of this Agreement within the seven day period described in Section 20, then:

(a)

Company will issue a check to Employee in the gross amount of $1,100,000 (less deductions for income tax, F.I.C.A. and other taxes and deductions applicable to wage payments), which check will be issued at the time of Company’s regular end-of-month payroll for August 2019;

(b)

Company will reimburse Employee for the premium for six months of Employee’s continuation insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Whether or not to elect continuation coverage is Employee’s choice, and, if continuation coverage is desired, it is Employee’s sole responsibility to elect such coverage and to transmit payment to the insurer(s) of the full premium(s). Employee must submit satisfactory evidence of payment of the COBRA premium to Company in order be reimbursed;

(c)	Company will transfer ownership of Employee’s Company-issued laptop to Employee (after Company’s IT department follows any termination processsing protocols); and

(d)	Company will reimburse Employee in an amount not to exceed $5,000 for reaonable attorney’s fees and expenses incured by Employee in the negotiation of this Agreement.

Employee acknowledges and agrees the opportunity to receive the foregoing is more than Employee is otherwise legally entitled to receive and constitutes good and valuable consideration. Employee further acknowledges and agrees that if Employee is not employed on July 31, 2019 due to a termination by either Company for Cause or by Employee’s voluntary resignation,or Employee otherwise fails to satisfy any of the conditions set forth above, Employee will not receive the consideration described in Section 2(a) or (b) above, but the remainder of this Agreement will remain in full force and effect.

For purposes of this Agreement, “Cause” shall mean: (i) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Employee that has the effect of either creating a substantial gain or personal enrichment of Employee or a substantial expense or loss to the Company; (ii) Employee’s violation of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be materially injurious to the Company; (iii) Employee’s habitial gross neglence in the performance of Employee’s job duties; or (iv) Employee’s commission of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state or any crime of dishonesty or moral turpitude.

3.Benefits. Except as provided in Section 2(b) above, Employee’s eligibility for Company-sponsored benefits will terminate and otherwise be controlled by the terms of the plans governing those benefits.

4.Complete Release. Employee hereby releases Company, along with the employees, partners, agents, directors, officers, contractors, and attorneys of any of them, (the “Releasees”) from any and all claims or demands, whether known or unknown, and whether asserted on an individual or a class or collective basis, which Employee may have or claim to have against any of them. This complete release of all claims includes but is not limited to a complete release of any claims (including claims for attorneys’ fees) Employee may have or claim to have based on Employee’s employment with Company or the termination of that employment, as well as any claims arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (including negligence by Company or anyone else), any claim to equity, stock, stock options, stock units, or other ownership interest in Company, and any federal, state or other governmental statute, regulation or ordinance relating to employment, employment discrimination, or the payment of wages or benefits including, without limitation, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act as amended, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Occupational Safety and Health Act. Employee represents Employee has not assigned to any other person any such claims and that Employee has the full right to grant this release. Notwithstanding the foregoing, Employee is not waiving any claims that may arise under the Age Discrimination in Employment Act after this Agreement is executed or any future claims based on Company’s obligations under this Agreement. This Release does not apply to any rights to indemnification to which Employee may be entitled as an employee or officer of the Company prior to the Effective Date.

The Company, on behalf of itself and its predecessors, successors, affiliated entities, parents, subsidiaries, or assigns hereby waives, releases, and forever discharges Employee from all claims and rights that the Company has against Employee, whether known or unknown, existing as of the date Company signs this Agreement.   Notwithstanding the foregoing, nothing herein shall be deemed to release Employee from claims arising from any acts or omissions by the Employee during Employee’s employment with the Company involving fraud or embezzlement.

5.Warranties. Apart from the payment described in Section 2, Employee warrants and agrees Company has paid Employee all wages, forms of compensation, and other monies due to Employee as of the date of Employee’s execution of this Agreement. Employee further warrants and agrees Employee properly reported all time worked and that all forms of compensation, wages, and other monies paid to Employee by Company through the date of Employee’s execution of this Agreement have been accurately calculated, have represented the proper amounts due to Employee, and have been based on Company’s merit-based compensation system. Apart from the payment described in Section 2 and any regular hourly pay or base salary due for work performed between now and the date on which Employee’s employment ends, Employee warrants and agrees Employee is not expecting or anticipating any further payment, compensation, or remuneration of any kind from Company for any reason following the execution of this Agreement. If Employee or someone on Employee’s behalf claims any entitlement to further compensation from Company apart from the payment described in Section 2 and any hourly pay or base salary due for work performed between now and the date on which Employee’s employment ends, Employee agrees that Company is entitled to full offset of the amounts paid to Employee under this Agreement.

6.Third Party Assistance and Non-Disparagement. Employee agrees Employee will not counsel, assist, participate in, or encourage any persons in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Company or any other Releasee. Employee further agrees Employee will not, directly or indirectly, in any individual or representative capacity, make any statement, oral or written, which could reasonably be expected to be harmful in any material respect to the reputation or goodwill of Company or any other Releasee. Employee and Company agree Employee’s compliance with a subpoena or other legally compulsive process shall not violate the terms of this paragraph; Employee agrees, however, to provide Company’s General Counsel advance written notice of any such legally compulsive process. In addition, nothing in this Agreement shall interfere with Employee’s right to file a charge with a governmental agency or to cooperate with a governmental investigation, although Employee will not be able to recover monetary damages in any suit brought by a governmental agency or otherwise, unless the waiver contained in this Agreement is held to be unenforceable and even then only to the extent it is held to be uneforceable. Employee and Company agree this Section is a material part of this Agreement and Company would not enter this Agreement without it.

7.Cooperation. Employee will be available to Company and provide Company information in connection with any claim, lawsuit, or proceeding that relates in any manner to Employee’s conduct or duties at Company or that are based in any way on facts about which

Employee obtained personal knowledge while employed at Company. In return, Company agrees to reimburse Employee for direct and reasonable out of pocket expenses (excluding any attorney’s fees) incurred by Employee at Company’s request.

8.Review of Electronics and Return of Property and Information.

(a)

Within 24 hours of the last date of Employee’s employment, Employee will search and review all of Employee’s electronic storage devices and media, including but not limited to home and personal computers, USB storage devices, external and internal hard drives, tablets, and smartphones, and immediately return (and not retain any copy or derivation of) all information regarding Company, its customers, or any aspect of Company’s business and any information dervied therefrom.

(b)

Pending Employee’s search and review under the preceding subsection, Employee agrees Employee has otherwise returned to Company any and all documents and information relating to Company, its customers, or any other aspect of its business (and any and all copies and derivations thereof), whether stored in paper or electronic form, as well as all computer equipment, badges, credit cards, and any other Company property in Employee’s possession or control.

(c)

Employee agrees not to take any Company documents, information, or property from the control or premises of Company. If Employee should discover or otherwise come into possession of any such documents, information, or property at any time in the future, Employee agrees to return such documents, information, or property to Company immediately.

9.Confidential Agreement. Employee agrees to keep the existence and terms of this Agreement confidential. Notwithstanding the foregoing, Employee may disclose the existence of terms of this Agreement to Employee’s spouse, tax advisor, and attorney, provided Employee first secures the agreement of Employee’s spouse, tax advisor, accountant, attorney and professional advisors (as applicable) to be bound by the foregoing confidentiality obligation. A disclosure of the existence or terms of this Agreement by any person who obtained such information as a result of a disclosure by Employee shall constitute a breach of this Section by Employee. Employee and Company agree that Employee’s compliance with a subpoena or other legally compulsive process shall not violate the terms of this paragraph; Employee agrees, however, to provide Company’s General Counsel advance written notice of any such legally compulsive process. Employee and Company agree this Section is a material part of this Agreement and Company would not enter this Agreement without it.

10.Reaffirmation. Employee acknowledges and agrees Company has provided Employee with valuable confidential information relating to Company’s business, technology, plans, customers, potential customers, relationships, and personnel. Employee hereby reaffirms Employee’s obligations under that certain Employment, Proprietary Information and Inventions Assignment Agreement signed by Employee on May 15, 2014 and hereby agrees to comply with same. Employee agrees nothing in this Agreement impairs Company’s ability to seek and obtain relief for a violation of Employee’s agreements pertaining to confidentiality, nondisclosure, and noncompetition, as applicable.

11.No Soliciation or Defamation. For a period of one year following Employee’s termination of employment with the Company, Employee will not employ, hire, or solicit to hire, either directly or indirectly, any of Company’s current employees, and will not solicit, encourage or otherwise assist, either directly or indirectly, any of the Company’s current employees to leave the employ of the Company. Additionally, Employee agrees not to make any false statements, written or verbal, or cause or encourage others to make any false statements, written or verbal, that defame, disparage, or in any way criticize the personal or business reputation, practices, or conduct of the Company, its employees, directors, officers and affiliates. Employee acknowledges and agrees that this prohibition extends to false statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers. The Company and Employee will develop an internal and external communication plan to convey Employee’s separation of employment with language mutually agreeable to Companmy and Employee.

12.No Wrongdoing. By entering into this Agreement, neither party is indicating they have done anything wrong.

13.Binding Agreement. This Agreement will be binding upon Employee and Company and their respective heirs, administrators, trustees, representatives, executors, successors, and assigns.

14.Entirety, Execution, and Modification. This is the entire agreement between the Employee and Company and supersedes all prior agreements and contemporaneous between them, except for Employee’s agreements pertaining to confidentiality, nondisclosure, and noncompetition, as applicable, which shall remain in effect. In executing this Agreement, Employee is not relying on any representations or promises not explicitly contained in this Agreement. This Agreement may be executed in multiple parts. Once executed, this Agreement may not be modified except in a writing signed by Employee and by Company’s General Counsel. No one other than Company’s General Counsel has the authority to modify this Agreement or enter into a new Agreement regarding the subject matter of this Agreement.

15.Choice of Law and Exclusive Venue. This Separation Agreement will be construed in accordance with and governed by the laws of the State of Texas. Employee and Company agree the exclusive venue for resolving any dispute between them, including but not limited to any dispute arising out of or related to this Agreement, shall be the state and federal courts located in Travis County, Texas, and Employee consents to the jurisdiction of the federal and state courts located in Travis County, Texas. Employee further acknowledges and agrees that many of the witnesses and records that would be relevant to any dispute between the parties are located in Travis County, Texas, and that Travis County, Texas, would not be an inconvenient forum for the resolution of any dispute between the parties. Employee hereby waives any objection to Travis County, Texas, as a forum and venue for the hearing of any dispute between Employee and Company, including but not limited to any objection based on convenience.

16.Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the offending term or provision shall be reformed so as to make it enforceable. If the offending term or provision cannot be reformed so as to be rendered enforceable, the offending term or provision shall be severed. In any event, all other terms or provisions shall remain valid and enforceable and shall not be adversely affected in any way.

17.Jury Waiver. COMPANY AND EMPLOYEE WAIVE A TRIAL BY JURY OF ANY OR ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN COMPANY AND EMPLOYEE, INCLUDING ANY ACTION OR PROCEEDING ARISING OUT OF, UNDER, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY OF ITS PROVISIONS, OR ANY OF THE CLAIMS PURPORTED TO BE RELEASED BY THIS AGREEMENT. EMPLOYEE AND COMPANY UNDERSTAND THAT ANY CLAIM BETWEEN THEM WILL BE DECIDED BY A JUDGE RATHER THAN A JURY AS A RESULT OF THIS AGREEMENT.

18.Taxation. Company is not providing Employee any advice regarding the tax consequences of this Agreement. Company will withhold from the payments to Employee in accordance with Company’s obligation to do so, but Employee is responsible for determining Employee’s reporting and payment obligations, if any, resulting from this Agreement and agrees to indemnify, defend, and hold Company harmless from any claims, demands, penalties, interest, assessments, executions, judgments, or recoveries by any government agency resulting from a failure by Employee to comply with Employee’s reporting or payment obligations, if any, resulting from this Agreement.

19.Review. Employee has 21 days from the date this Agreement was first presented to Employee in which to review and consider this Agreement before signing it. If Employee does not accept this Agreement within this review period, this offer will automatically expire. Employee understands Employee may use as much or as little of this review period as Employee wishes. Employee is encouraged to consult an attorney before signing this Agreement. Employee agrees any changes Employee and Company agree to make to this Agreement, whether material or not, do not restart or extend this review period. By executing this Agreement, Employee agrees Employee was afforded a period of at least 21 days from the date this Agreement was first presented to Employee in which to review and consider it.

20.Revocation. If Employee decides to accept and sign this Separation Agreement, Employee will have seven (7) days in which to revoke Employee’s acceptance. Employee understands any such revocation will not be effective unless Employee delivers a written notice of such revocation to Company, c/o Chris Schmitt, 11120 Four Points Drive, Suite 100, Austin, Texas 78726, prior to the expiration of seven days after Employee signs this Agreement. Employee understands this Agreement will not become effective or enforceable until the seven days have elapsed without Employee having revoked Employee’s acceptance of this Separation Agreement (such seventh day shall be the “Effective Date”).

[Signature Page Follows.]

Accepted and Agreed:

SailPoint Technologies

/s/ Cam McMartin
Cam McMartin
Chief Financial Officer

4/19/2019
Date

I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, I UNDERSTAND ALL OF ITS TERMS, I UNDERSTAND IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND I AM ENTERING IT VOLUNTARILY.

/s/ Howard Greenfield
Howard Greenfield

4/19/2019
Date